Exhibit 5.1

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020 United States of America

August 20, 2026	T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

World Omni Auto Receivables LLC

250 Jim Moran Blvd.

Deerfield Beach, Florida 33442

Re:	World Omni Auto Receivables LLC
Registration Statement on Form SF-3
Registration No. 333-283578

Ladies and Gentlemen:

We have acted as special counsel to World Omni Auto Receivables LLC, a Delaware limited liability company (the “Company”), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the offering of the Class A-1 Asset-backed Notes, Class A-2a Asset-backed Notes, Class A-2b Asset-backed Notes, Class A-3 Asset-backed Notes, Class A-4 Asset-backed Notes, Class B Asset-backed Notes and Class C Asset-backed Notes (collectively, the “Notes”) described in the final prospectus dated August 18, 2026 (the “Prospectus”), which has been filed with the Commission pursuant to Rule 424(b)(5) under the Act. As described in the Prospectus, the Notes will be issued by World Omni Auto Receivables Trust 2026-C (the “Trust”), which was formed by the Company pursuant to a trust agreement between the Company and Wilmington Trust, National Association, as owner trustee. The Notes will be issued pursuant to an Indenture among the Trust, U.S. Bank Trust Company, National Association, as indenture trustee (in such capacity, the “Indenture Trustee”), and U.S. Bank National Association as account bank. Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Prospectus.

In that regard, we generally are familiar with the proceedings taken or required to be taken in connection with the proposed authorization, issuance and sale of the Notes and have examined and relied upon copies of such statutes, documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Prospectus and the forms of the Trust Agreement and the Indenture and other documents prepared in connection with the issuance of the Notes (collectively, the “Operative Documents”).

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales), Mayer Brown Hong Kong LLP (a Hong Kong limited liability partnership) and Tauil & Chequer Advogados (a Brazilian law partnership).

Based on and subject to the foregoing, we are of the opinion that, with respect to the Notes, when (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (b) the Notes have been duly executed and issued by the Trust and authenticated by the Indenture Trustee and (c) payment of the agreed consideration for the Notes has been received by the Trust, the Notes will have been duly authorized by all necessary action of the Trust and will be legally issued and binding obligations of the Trust and entitled to the benefits afforded by the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.

Our opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York and the Delaware Statutory Trust Act. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Form 8-K filed in connection with the Prospectus and to the use of our name therein without admitting we are “experts” within the meaning of the Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP